Exhibit 2.1

Agreement and Plan of Merger, dated as of May 15, 2008, between Vision Global Solutions, Inc. and Fortes Financial, Inc.

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

VISION GLOBAL SOLUTIONS, INC.,

VGS ACQUISITION CORP.,

AND

FORTES FINANCIAL, INC.

                     Exhibit A -  Certificate of Merger (Delaware)
                     Exhibit B     VIGS Amended Articles

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (hereinafter, this "Agreement") effective as of this 14th day of May, 2008, by and among Vision Global Solutions, Inc., a Nevada corporation (hereinafter, "VIGS"); VGS Acquisition Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of VIGS (hereinafter, "VGS Sub"), on one hand, and Fortes Financial, Inc., a Delaware corporation (hereinafter, "Fortes" or the “Surviving Corporation”) on the other hand, with relevance to the facts set forth in the Recitals below.

RECITALS

A. Purpose. VIGS desires to acquire Fortes as a wholly-owned subsidiary and to issue shares of VIGS Common Stock and VIGS Preferred Stock (defined below), as applicable, to the stockholders of Fortes upon the terms and conditions set forth herein. VGS Sub is a wholly-owned subsidiary corporation of VIGS that shall be merged with and into Fortes, whereupon Fortes shall be the surviving corporation of said merger and shall become a wholly-owned subsidiary of VIGS (VGS Sub and Fortes are sometimes collectively hereinafter referred to as the "Constituent Corporations").

B. Board and Shareholder Approvals. The boards of directors of VIGS, VGS Sub and Fortes, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that VGS Sub merge with and into Fortes pursuant to this Agreement and the Delaware Certificate of Merger (which is substantially in the form attached hereto as Exhibit A) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”).

C.  Capitalization of VIGS. VIGS has an authorized capitalization consisting of (i) 200,000,000 shares of Class A Common Stock, $0.001 par value, of which 65,493,885 shares are issued and outstanding as of the date hereof (“VIGS Common Stock”) and (ii) 5,000,000 authorized shares of preferred stock (“VIGS Preferred Stock”), including (a) 1,000,000 authorized shares of Series A Preferred Stock, $0.001 par value, of which no shares are issued and outstanding as of the date hereof, and (b) 4,000,000 remaining undesignated authorized shares of preferred stock, of which none are issued and outstanding as of the date hereof.

D.  Capitalization of VGS SUB. VGS Sub has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock, of which 1,000 shares shall be issued and outstanding and owned by VIGS as of the closing of the Merger.

E. Capitalization of Fortes. Fortes has an authorized capitalization consisting of (i) 100,000,000 shares of common stock, $0.0001 par value ("Fortes Common Stock"), of which 14,000,000 shares are issued and outstanding as of the date hereof, and (ii) 50,000,000 authorized shares of Preferred Stock, $0.0001 par value, including: (a) 5,000,000 authorized shares of Series A Preferred Stock, ("Fortes Series A Preferred Stock"), of which 3,170,000 shares are issued and outstanding as of the date hereof, (b) 20,000,000 authorized shares of Series B Preferred Stock, ("Fortes Series B Preferred Stock"), of which 1,618,333 shares are issued and outstanding, as of the date hereof, and (c) 5,000 authorized shares of Series C Preferred Stock ("Fortes Series C Preferred Stock"), of which 2,300 shares are currently issued and outstanding, as of the date hereof, and (d) 24,995,000 remaining undesignated authorized shares of preferred stock, ("Fortes Undesignated Preferred Stock"), of which none are currently issued and outstanding as of the date hereof (the Fortes Series A Preferred Stock, the Fortes Series B Preferred Stock, the Fortes Series C Preferred Stock and the Fortes Undesignated Preferred Stock shall be collectively referred to herein as the “Fortes Preferred Stock”). Further, Fortes currently has warrant to purchase 986,837 shares of Common Stock of the Company.

F. Filing of the VIGS Amended Articles. Prior to the closing of the Merger, the Board of Directors of VIGS shall seek to obtain, in compliance with SEC regulations, shareholder approval in order to duly authorize, effectuate and file the VIGS Amended Articles (defined below) with the Secretary of State of Nevada.

G. Conversion of the Fortes Preferred Stock. It is contemplated that immediately prior to the closing of the Merger, Fortes will issue additional shares of Fortes Series B Preferred Stock and warrants to purchase Fortes Common Stock to accredited investors who subscribe for shares of Fortes Series B and/or Series C Preferred Stock currently being offered to accredited investors in a private placement. Any of the foregoing additional shares of Fortes Series B and Series C Preferred Stock and Common Stock purchase warrants that are issued and outstanding prior to the Merger, shall be exchanged for VIGS Series B Preferred Stock and VIGS common stock purchase warrants in the Merger on the same basis as all other authorized and outstanding shares of Fortes Preferred Stock and Fortes Common Stock and warrants are exchanged and as set forth in Section (c) below.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.  Plan of Reorganization. The parties to this Agreement do hereby agree that VGS Sub shall be merged with and into Fortes upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2.  Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, VGS Sub shall be merged with and into Fortes as of the Effective Date (the terms "Closing" and "Effective Date" are defined in Section 6 hereof). Fortes shall be the Surviving Corporation and the separate existence of VGS Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a)  Corporate Existence.

(1)  Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Delaware corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2)  At the Effective Date, (i) the Certificate of Incorporation and the By-laws of Fortes, as existing immediately prior to the Effective Date, shall be and remain the Certificate of Incorporation and By-Laws of the Surviving Corporation; (ii) the members of the Board of Directors of Fortes holding office immediately prior to the Effective Date shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Date a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the By-laws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who held offices of Fortes at the Effective Date shall continue to hold the same offices of the Surviving Corporation.

(b)  Events Occurring Prior to the Closing.

(1) Prior to the Effective Date of the Merger , the Board of Directors and the shareholders of VIGS shall duly authorize and approve an eighty-for-one (80:1) reverse stock split (the “Reverse Split") of VIGS Common Stock. In connection with the Reverse Split, the total number of issued and outstanding shares of VIGS Common Stock held by each stockholder will be converted automatically into the number of whole shares of VIGS Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Split, divided by (ii) 80. The VIGS Preferred Stock shall remain unaffected by the Reverse Split. No fractional shares will be issued, and no cash or other consideration will be paid. Instead of issuing fractional shares, VIGS will issue one full share of the post-Reverse Split VIGS Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Split;

(2) Prior to the Effective Date of the Merger, the Board of Directors of VIGS shall duly authorize the Amended and Restated Articles of Incorporation of VIGS in the form attached hereto as Exhibit B (the “VIGS Amended Articles”) so that VIGS shall have an authorized capitalization consisting of 200,000,000 shares of common stock, $0.0001 par value ("VIGS Common Stock"), of which, 943,675 shares will be issued and outstanding as the Effective Date of the Merger (which includes an additional 125,000 post Reverse Split shares issued in connection with legal services); and 50,000,000 authorized shares of Preferred Stock, including (a) 5,000,000 authorized shares of Series A Preferred Stock, $0.0001 par value ("VIGS Series A Preferred Stock"), of which, no shares will be issued and outstanding as of the Effective Date of the Merger (b) 20,000,000 authorized shares of Series B Preferred Stock, $0.0001 par value ("VIGS Series B Preferred Stock"), of which no shares will be issued and outstanding the Effective Date of the Merger, (c) 5,000 authorized shares of Series C Preferred Stock, $0.0001 par value ("VIGS Series C Preferred Stock"), of which no shares will issued and outstanding as the Effective Date of the Merger, and (d) 25,000,000 remaining undesignated authorized shares of preferred stock, ("VIGS Undesignated Preferred Stock"), of which none will be issued and outstanding as of the date of the Effective Date of the Merger (collectively, the VIGS Series A Preferred Stock, the VIGS Series B Preferred Stock, the VIGS Series C Preferred Stock and the Undesignated Preferred Stock shall be collectively referred to herein as the “VIGS Preferred Stock”). Upon receipt of the necessary shareholder approval (which VIGS covenants to obtain), the Board of Directors of VIGS shall cause the VIGS Amended Articles to be filed with the Nevada Secretary of State.

(3) It is currently contemplated that prior to the Effective Date of the Merger, Fortes shall (i) close its private offerings under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which it will issue up to 8,381,667 additional shares of Fortes Series B Preferred Stock and 2,700 additional shares of Series C Preferred Stock (collectively, the “Private Placement”). All of the shares of Fortes Series B Preferred Stock and Fortes Series C Preferred Stock issued as part of the Private Placement shall be included in the shares of Fortes that are outstanding at the time of the Merger and shall be converted or exchanged in the Merger in accordance with Section 2(c)(1) below.

(c)  Conversion of Securities.

As of the Effective Date and without any action on the part of VIGS, VGS Sub, Fortes or the holders of any of the securities of any of these corporations, each of the following shall occur:

(1)  Each share of Fortes Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) share of VIGS Common Stock. All such shares of Fortes Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of VIGS Common Stock, respectively, into which such shares of Fortes Common Stock were converted. The holders of such certificates previously evidencing shares of Fortes Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Fortes Common Stock except as otherwise provided herein or by law;

(2)  Each share of Fortes Series A Preferred Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) share of VIGS Common Stock. All such shares of Fortes Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of VIGS Common Stock, respectively, into which such shares of Fortes Series A Preferred Stock were converted. The holders of such certificates previously evidencing shares of Fortes Series A Preferred Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Fortes Series A Preferred Stock except as otherwise provided herein or by law;

(3)  Each share of Fortes Series B Preferred Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) share of VIGS Common Stock. All such shares of Fortes Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of VIGS Series B Preferred Stock, respectively, into which such shares of Fortes Common Stock were converted. The holders of such certificates previously evidencing shares of Fortes Series B Preferred Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Fortes Series B Preferred Stock except as otherwise provided herein or by law;

(4)  Each share of Fortes Series C Preferred Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) share of VIGS Series C Preferred Stock. All such shares of Fortes Series C Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of VIGS Series C Preferred Stock, respectively, into which such shares of Fortes Series C Preferred Stock were converted. The holders of such certificates previously evidencing shares of Fortes Series C Preferred Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of Fortes Series C Preferred Stock except as otherwise provided herein or by law;

(5)  Any shares of Fortes capital stock held in the treasury of Fortes immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

(6)  Each share of capital stock of VGS Sub issued and outstanding immediately prior to the Effective Date shall remain in existence as one (1) share of common stock of the Surviving Corporation, which shall be wholly-owned by VIGS;

(d)  Other Matters.

(1)  Upon the effectiveness of the Merger, each outstanding option or warrant to purchase Fortes Common Stock, whether or not then exercisable, shall be converted into an option or warrant to purchase (in substitution for each share of Fortes Common Stock subject to an Fortes option or warrant) one (1) share of VIGS Common Stock at a price equal to the exercise price in effect immediately prior to the Merger. All other terms and conditions of each Fortes option or warrant shall remain the same.

(2)  At the Closing, the number of directors of VIGS will be increased to three (3). The then existing sole director of VIGS shall then nominate and elect to the Board of Directors of VIGS the three persons designated by Fortes, and all of the persons serving as directors and officers of VIGS immediately prior to the Closing shall thereafter resign from all of their positions with VIGS, effective immediately as of the Closing, and the newly designated directors shall commence at that time their respective terms.

(3)  Upon the effectiveness of the Merger, VIGS shall assume and will be bound by the registration rights agreements previously entered into, or hereafter entered into, between Fortes and (i) the subscribers who have previously purchased shares of Fortes Series A Preferred Stock and (ii) the subscribers who subscribe for the Series B or Series C Preferred Stock of Fortes in the Private Placement that is currently scheduled to close prior to the Closing. The terms of the registration rights are set forth as an exhibit to the subscription agreements entered into by each of the foregoing purchasers of shares of Fortes stock. VIGS agrees to execute any agreement or other instrument Fortes deems necessary to confirm its agreement to comply with the registration rights granted by Fortes to the purchasers of its shares of Series A, Series B, and Series C Preferred Stock.

3.  Delivery of Common and Preferred Shares. On or as soon as practicable after the Effective Date, Fortes will use reasonable efforts to cause all holders of Fortes Preferred and Common Stock, including the holders of Series B and Series C Preferred Stock acquired in the Private Placement (collectively, the “Fortes Stockholders”) to surrender to VIGS’s transfer agent for cancellation certificates representing their shares of Fortes Common Stock and Fortes Preferred Stock, as applicable, against delivery of certificates representing the shares of VIGS Common Stock and VIGS Preferred Stock, as applicable, for which the Fortes shares are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Date, represented Fortes Common Stock or Fortes Preferred Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of VIGS Common Stock or VIGS Preferred Stock, as applicable, into which the shares of Fortes Common Stock and Fortes Preferred Stock represented by such Fortes certificate shall have been so converted.

4.  Representations of Fortes. Fortes hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

(a)  As of the date hereof, the total number of shares of Fortes Common Stock issued and outstanding is 14,000,000, and there 3,170,000 shares of Fortes Series A Preferred Stock currently outstanding, 1,618,000 shares of Fortes Series B Preferred Stock currently outstanding and 2,300 shares of Fortes Series C Preferred Stock currently outstanding. Other than the shares of Fortes Series B and Series C Preferred Stock that may be issued immediately prior to the Closing pursuant to the Private Placement as described in Section 2(b) above, the foregoing shares represent all of the shares of Fortes’ capital stock that will be issued and outstanding as of the Effective Date.

(b)  The Fortes Common Stock and Fortes Preferred Stock constitutes duly authorized, validly issued shares of capital stock of Fortes. All shares of Fortes Common Stock and Fortes Preferred Stock are fully paid and nonassessable.

(c)  The Fortes audited financial statements as of and for the year ended December 31, 2007, which have been made available to VIGS (hereinafter referred to as the "Fortes Financial Statements"), to the best of Fortes’ knowledge, fairly present in all material respects the financial condition of Fortes as of the dates thereof and the results of its operations for the periods covered. Other than as set forth in any schedule or Exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Fortes Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since December 31, 2007. No such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Fortes as reflected in the Fortes Financial Statements. Fortes has or will have at the Closing good title to all assets shown on the Fortes Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein, and liens and encumbrances of record. The Fortes Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for the absence of footnotes).

(d)  Except as set forth in Schedule 4(d), since December 31, 2007, there has not been any material adverse change in the financial position of Fortes except changes arising in the ordinary course of business, which changes will not materially or adversely affect the financial position of Fortes.

(e)  Fortes is not a party to any material pending litigation or, to the actual knowledge of its executive officers (herein, “Knowledge”), any governmental investigation or proceeding, not reflected in the Fortes Financial Statements, and, to its Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Fortes.

(f)  Fortes is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on Fortes.

(g)  Fortes has, or by the Effective Date will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date, except where failure to do so would have no material adverse effect on Fortes.

(h)  Fortes has not materially breached any material agreement to which it is a party. Fortes has made available to VIGS for review copies of or access to all material contracts, commitments or agreements to which Fortes is a party, including all contracts covering relationships or dealings with related parties or affiliates.

(i)  Fortes has no subsidiaries.

(j)  Fortes has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of VIGS prior to the Effective Date, during reasonable business hours and on reasonable notice.

(k)  Subject to the receipt of shareholder approval, Fortes has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Date be duly authorized by the Board of Directors of Fortes and by the stockholders of Fortes. The execution of this Agreement does not materially violate or breach any material agreement or contract to which Fortes is a party, and Fortes, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which Fortes is a party. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of Fortes.

(l)  Information regarding Fortes which has been delivered by Fortes to VIGS for use in connection with the Merger, is true and accurate in all material respects.

5.  Representations of VIGS and VGS Sub. VIGS and VGS Sub hereby jointly and severally represent and warrant to Fortes as follows, each of which representations and warranties shall continue to be true as of the Effective Date:

(a)  As of the Effective Date, the shares of VIGS Common Stock to be issued and delivered to the Fortes Stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of VIGS capital stock, free of all liens and encumbrances.

(b)  VIGS and VGS Sub have the corporate power to enter into this Agreement and to perform their obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will prior to the Closing and the Effective Date be duly authorized by the respective Boards of Directors, and to the extent legally required, shareholder approval, of VIGS and VGS Sub and by VIGS. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which VIGS or VGS Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to VIGS or VGS Sub or their respective properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles or Certificate of Incorporation or by-laws of VIGS or VGS Sub.

(c)  VIGS has delivered to Fortes a true and complete copy of its audited financial statements for the fiscal years ended December 31, 2006 and 2007 (the "VIGS Financial Statements"). To the best of VIGS knowledge, the VIGS Financial Statements are complete, accurate and fairly present the financial condition of VIGS as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The VIGS Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of VIGS as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. VGS Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Delaware. VIGS has no subsidiaries or affiliates except for VGS Sub, and VGS Sub has no subsidiaries or affiliates.

(d)  Since December 31, 2007, there have not been any material adverse changes in the financial condition of VIGS. At the Closing, neither VIGS nor VGS Sub shall have any material assets and neither such corporation now has, nor shall it have, any liabilities of any kind.

(e)  Neither VIGS nor VGS Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the VIGS Financial Statements, and to the Knowledge of VIGS and VGS Sub, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting VGS Sub, VIGS, or the management or properties of VIGS or VGS Sub.

(f)  VIGS and VGS Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Neither corporation is required to be qualified to do business in any state other than the states of Nevada (for VIGS) and Delaware (for VGS Sub).

(g)  VIGS and VGS Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the VIGS Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received, except where the absence or lack of such filing or payment would result in a material adverse effect. Neither VIGS nor VGS Sub is delinquent or obligated for any material tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

(h)  As of the date of this Agreement, VIGS's authorized capital stock consists of an unlimited number of shares of Class A Common Stock, no par value of which, 63,493,885 shares are currently issued and outstanding as of the date hereof; and 5,000,000 authorized shares of Preferred Stock, (a) including 1,000,000 authorized shares of Series A Preferred Stock, no par value, of which, no shares are currently issued and outstanding as of the date hereof, (b) and 4,000,000 remaining undesignated authorized shares of Preferred Stock, of which none are currently issued and outstanding as of the date hereof.

(i)  At the Closing of the Merger, VIGS authorized capital stock shall consist of 200,000,000 shares of VIGS Common Stock, $0.0001par value, of which, 943,674 shares will be issued and outstanding (which includes an additional 125,000 post Reverse Split shares issued in connection with legal services); and 50,000,000 authorized shares of VIGS Preferred Stock, including (a) 5,000,000 authorized shares of VIGS Series A Preferred Stock, $0.0001 par value, of which, no shares shall be issued and outstanding, (b) 20,000,000 authorized shares of VIGS Series B Preferred Stock, $0.0001 par value, of which no shares shall be issued and outstanding, (c) 5,000 authorized shares of VIGS Series C Preferred Stock, $0.0001 par value, of which no shares shall be issued and outstanding, and (d) and 25,000,000 remaining VIGS Undesignated Preferred Stock, of which none shall be issued and outstanding. VGS Sub's capitalization consists solely of 1,000 authorized shares of $0.001 par value common stock ("VGS Sub's Common Stock"), of which 1,000 shares are outstanding, all of which are owned by VIGS, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of VIGS and VGS Sub are, and shall be at Closing, validly issued, fully paid and nonassessable. There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either VIGS or VGS Sub.

(j)  VIGS and VGS Sub have (and at the Closing they will have) disclosed in writing to Fortes on an Exhibit hereto all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of either VIGS or VGS Sub.

(k)  The financial records, minute books, and other documents and records of VIGS and VGS Sub in the actual possession of the management of these entities have been made available to Fortes prior to the Closing. The records and documents of VIGS and VGS Sub that have been delivered to Fortes constitute all of the records and documents of VIGS and VGS Sub that are in the possession of VIGS or VGS Sub.

(l)  Neither VIGS nor VGS Sub has breached, nor is there any pending, or to the Knowledge of the VIGS or VGS Sub, any existing or threatened claim that VIGS or VGS Sub has breached, any of the terms or conditions of any agreements, contracts, commitments or other documents to which it is a party or by which its properties are bound. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which VIGS or VGS Sub is subject. Each of VIGS and VGS Sub hereby represent and warrant that it is not a party to any contract or commitment other than appointment documents with VIGS’s transfer agent, and that it has disclosed to Fortes in writing all previous or existing relationships or dealings with related or controlling parties or affiliates. There are no currently existing agreements with any affiliates, related or controlling persons or entities.

(m)  To the best of management’s knowledge, VIGS has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuance. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. To the best of management’s knowledge, all issued and outstanding shares of VIGS equity and other securities were offered and sold in compliance with federal and state securities laws.

(n)  To the best of management’s knowledge, all information regarding VIGS which has been provided to Fortes by VIGS or set forth in any document or other communication, disseminated to any former, existing or potential stockholders of VIGS or to the public or filed with the NASD or the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(o)  To the best of management’s knowledge, VIGS is and has been in compliance with, and VIGS has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations (including, by way of example and not limitation the Sarbanes-Oxely Act of 2002) and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. VIGS currently trades on the Over-the-Counter Bulletin Board. VIGS was delinquent in three public filings during the last three years which were required under the Securities Exchange Act of 1934, as amended, resulting in the temporary delisting of VIGS from the Over-the-Counter Bulletin Board for the period of one year. Otherwise, VIGS has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith. VIGS has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports VIGS has previously filed with the SEC.

(p)  Without limiting the foregoing, (i) VIGS and any other person or entity for whose conduct VIGS is legally held responsible are and have been in material compliance with all applicable federal, state, regional, local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither VIGS nor any other person for whose conduct VIGS is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of VIGS’s properties or in connection with VIGS’s operations.

(q)  To the best of VIGS’ management’s Knowledge, and except as otherwise disclosed herein, VIGS has filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the "VIGS SEC Documents"). As of their respective dates, the VIGS SEC Documents complied in all material respects with the requirements of the Securities Act, the NASD rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the VIGS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the best of VIGS’s management’s Knowledge, the VIGS Financial Statements (including, in each case, any notes thereto) of VIGS included in the VIGS SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of VIGS as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(r)  To the best of VIGS’s management’s Knowledge, except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the VIGS Financial Statements, there is no basis for any assertion against VIGS of any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto. To the best of management’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from VIGS to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of VIGS, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of VIGS, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(s)  No aspect of VIGS’s past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair VIGS from carrying on the business of VIGS as it is presently being conducted by VIGS.

(t)  VIGS currently has no employees, consultants or independent contractors other than John Kinney. John Kinney is the sole director and sole executive officer of VIGS, and John Kinney is the sole director and sole executive officer of VGS Sub.

(u)  To the best of VIGS’s management’s Knowledge, VIGS has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise. For purposes of this Section 5, “material” means payment or performance of a contract, commitment, arrangement or understanding which is expected to involve payments in excess of $10,000.

(v)  To the best of VIGS’s management’s Knowledge, other than this Agreement and the transactions contemplated hereby, there are no outstanding contracts, commitments or bids, or services, development, sales or other proposals of either VIGS or VGS Sub.

(w)  There are no outstanding lease commitments that cannot be terminated without penalty upon 30-days’ prior notice, or any purchase commitments, in each case of either VIGS or VGS Sub.

(x)  To the best of VIGS’s management’s Knowledge, no representation or warranty by VIGS or VGS Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to VIGS that may reasonably be expected to have a material adverse effect on VIGS or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by VIGS in connection herewith have been and will be complete originals, or exact copies thereof.

(y)  To the best of VIGS’s management’s Knowledge, assuming all corporate consents and approvals have been obtained and assuming the appropriate filings and mailings are made by VIGS under the Securities Act, the Securities Exchange Act of 1934, with the NASD, and with the Secretaries of State of Delaware and Nevada, the execution and delivery by VIGS of this Agreement and the closing documents and the consummation by VIGS of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); or (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to VIGS, or its business or assets. VIGS is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder or impair the continued operation of the business of VIGS (or to the Knowledge of VIGS, the continued operation of the business of Fortes) after the Closing.

6.  Closing. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as soon as reasonably practicable following the execution of this Agreement, subject to the conditions precedent set forth in Sections 8 and 9 hereto, unless accelerated or extended by the affirmative agreement by all parties. The "Effective Date" of the Merger shall be that date and time specified in the Certificate of Merger as the date on which the Merger shall become effective.

7.  Actions Prior to Closing.

(a)  Prior to the Closing, Fortes on the one hand, and VIGS and VGS Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, hereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b)  Prior to the Closing, Fortes, VIGS and VGS Sub, agree not to issue any statement or communications to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties. In the event that VIGS is required under federal securities law to either (i) file any document with the SEC that discloses this Agreement or the transactions contemplated hereby, or (ii) to make a public announcement regarding this Agreement or the transactions contemplated hereby, VIGS shall provide Fortes with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that Fortes may request.

(c)  Other than the VIGS Amended Articles referenced in Section 2(b)(2) herein, there shall be issuance of shares, no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of VIGS's Common Stock or VIGS Preferred Stock after the date hereof and there shall be no dividends or other distributions paid on VIGS's Common Stock or VIGS Preferred Stock, or shares of VIGS capital stock issued, after the date hereof, in each case through and including the Effective Date. VIGS and VGS Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

(d)  Prior to the Closing, if requested by Fortes, VIGS shall adopt a new stock option plan or amend its existing stock option plan in the manner requested by Fortes.

(e)  Prior to the Closing, the board of directors of each of VIGS and VGS Sub shall approve the Merger, this Agreement, and the transactions contemplated hereby, and shall cause the resignations of the officers and directors of VIGS and VGS Sub as of the Closing and take such action as is necessary to appoint the Fortes nominees to the VIGS Board of Directors.

8.  Conditions Precedent to the Obligations of Fortes. All obligations of Fortes under this Agreement are subject to the fulfillment, prior to or as of the Closing or the Effective Date, as indicated below, of each of the following conditions:

(a)  The representations and warranties by or on behalf of VIGS and VGS Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all material respects at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

(b)  VIGS and VGS Sub shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c)  On or before the Closing, the directors and stockholders of VIGS shall have approved in accordance with applicable Nevada law the execution and delivery and shall have filing the VIGS Amended Articles attached hereto as Exhibit B.

(d)  On or before the Closing, the directors, and to the extent legally required, the shareholders of VIGS and VGS Sub shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement, the Amended Articles and the consummation of the transactions contemplated herein.

(e)  On or before the Closing Date, VIGS and VGS Sub shall have delivered certified copies of resolutions of the sole stockholder and director of VGS Sub and of the directors of VIGS approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable VIGS and VGS Sub to comply with the terms of this Agreement, including the election of Fortes's nominees to the Board of Directors of VIGS and all matters outlined or contemplated herein.

(f)  The Merger shall be permitted by applicable state law and otherwise and VIGS shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(g)  The capitalization of VIGS shall be as set forth in Section 5(i) herein.

(h)  At Closing, all of the directors and officers of VIGS shall have resigned in writing from their positions as directors and officers of VIGS effective upon the election and appointment of the Fortes nominees, and the directors of VIGS shall take such action as may be necessary or desirable regarding such election and appointment of Fortes nominees.

(i)  At the Closing, all instruments and documents delivered by VIGS or VGS Sub, including to Fortes Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Fortes.

(j)  Fortes shall have received the reasonable assurance of its certified public accountants, to the extent it deems necessary, that its financial audit shall be concluded at the proper time in order to be in full compliance will applicable SEC reporting requirements in connection with the Merger and the Closing of this transaction.

(k)  The shares of restricted VIGS capital stock to be issued to Fortes Stockholders at Closing will be validly issued, nonassessable and fully paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(l)  Fortes shall have received the advice of its tax advisor, to the extent it deems necessary, that this transaction is a tax free reorganization as to Fortes and all of the Fortes Stockholders.

(m)  Fortes shall have received all necessary and required approvals and consents from required parties and from its stockholders.

9.  Conditions Precedent to the Obligations of VIGS and VGS Sub. All obligations of VIGS and VGS Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and the Effective Date, of each of the following conditions:

(a)  The representations and warranties by Fortes contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing and the Effective Date as though such representations and warranties were made at and as of such times.

(b)  Fortes shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

10.  Survival and Indemnification. None of the representations, warranties, and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing.

11.  Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein. Notwithstanding any investigation conducted by any Party hereto or any information any party may receive, all representations, warranties, covenants and agreements contained in this Agreement (or in any schedule, certificate, document or statement delivered pursuant hereto) shall survive only until the Closing.

12.  Documents at Closing. At the Closing, the following documents shall be delivered:

(a)  Fortes will deliver, or will cause to be delivered, to VIGS the following:

(1)   a certificate executed by the President of Fortes to the effect that all representations and warranties made by Fortes under this Agreement are true and correct as of the Closing and as of the Effective Date, the same as though originally given to VIGS or VGS Sub on said date;

(2)  a certificate from the state of Fortes's incorporation dated within five business days of the Closing to the effect that Fortes is in good standing under the laws of said state;

(3)  such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(4)  executed copy of the Certificate of Merger for filing in Delaware;

(5)  certified copies of resolutions adopted by the stockholders and directors of Fortes authorizing the Merger; and

(6)  all other items, the delivery of which is a condition precedent to the obligations of VIGS and VGS Sub, as set forth herein; and

(b)  VIGS and VGS Sub will deliver or cause to be delivered to Fortes:

(1)  stock certificates representing those securities of VIGS to be issued as a part of the Merger as described in Section 2 hereof;

(2)  a certificate of the President of VIGS and VGS Sub, respectively, to the effect that all representations and warranties of VIGS and VGS Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to Fortes on said date;

(3)  certified copies of resolutions adopted by VIGS's and VGS Sub's Board of Directors and VGS Sub's stockholder authorizing the Merger and VIGS Amended Articles and all related matters;

(4)  a certificate from the Nevada Secretary of State dated within five business days of the Closing Date that the VIGS Amended Articles have been accepted for filing;

(5)  certificates from the jurisdiction of incorporation of VIGS and VGS Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(6)  such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(7)  written resignation of all of the officers and directors of VIGS and VGS Sub as of the Closing and written appointment of the Fortes nominees as directors and officers; and

(8)  all other items, the delivery of which is a condition precedent to the obligations of Fortes, as set forth in Section 8 hereof.

13.  Closing Covenants.

(a)  Financial Statements. As early as possible following the execution hereof, but in any event not less than twenty (20) days prior the Closing, VIGS shall have sent an Information Statement on Form 14C to the shareholders of VIGS announcing the Merger, the Reverse Split and the Amended Articles. After the Closing, VIGS shall timely file a current report on Form 8-K to report the Merger. In addition, for a period of 12 months following the Closing, VIGS shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed by VIGS under the Securities Exchange Act of 1934.

(b)  Standard and Poors. Following the Effective Date, VIGS shall apply for and use its commercially reasonable efforts to obtain listing with Standard and Poors Information Service, or a similar nationally recognized service.

(c)  OTC Bulletin Board. For a period of 12 months following the Closing, VIGS shall use its commercially reasonable efforts to cause its Common Stock to be listed for trading on either the OTC Bulletin Board or the Nasdaq Stock Market. Notwithstanding the foregoing, VIGS shall not be deemed to be in breach of the foregoing covenant if it is removed from any trading system due to its failure to meet any balance sheet or other financial requirement established by the trading system.

14.  Miscellaneous.

(a)  Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b)  Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c)  Termination. This Agreement and all obligations hereunder (other than those under Section 14(l)) may be terminated (i) after May 31, 2008 at the discretion of either party if the Closing has not occurred by May 31, 2008 (unless the Closing date is extended with the consent of both Fortes and VIGS) for any reason other than the default hereunder by the terminating party, or (ii) at any time by the non-breaching party if any of the representations and warranties made herein by the other party have been materially breached.

(d)  Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(e)  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

(f)  Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)  Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i)  Entire Agreement. This Agreement and the attached Exhibits, including the Certificate of Merger attached hereto as Exhibit A, the Amended Articles attached hereto as Exhibit B, is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j)  Time. Time is of the essence.

(k)  Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l)  Responsibility and Costs. In the event that the Merger is not consummated, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto. If the Merger is consummated, the Surviving Corporation shall pay for all merger-related fees.

(m)  Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware without reference to principles of conflicts of laws.

(n)  Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Santa Clara County, State of California, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

VIGS ACQUISITION CORP. By: John Kinney, President	VISION GLOBOL SOLUTIONS, INC. By: John Kinney, Chairman, President and CEO
FORTES FINANCIAL, INC. By: Peter Levasseur , President

EXHIBIT A

DELAWARE CERTIFICATE OF MERGER

EXHIBIT B

VIGS AMENDED ARTICLES